EXHIBIT 99.1

Thomasson Partner Associates Commences Initial Work on Sun River Energy's Colfax County, NM Project Area

DENVER, CO April 22, 2009 -- Sun River Energy, Inc. (OTC Bulletin Board: SNRV) is pleased to announce that Thomasson Partner Associates, Inc. (Thomasson) (www.tpaexpl.com) has commenced data gathering and evaluation activities on Sun River's 112,000 acres in Colfax County, New Mexico (see March 13, 2009 press release).

"We're excited to begin work on this project," said Jay Leaver, Executive Vice President, Thomasson Partner Associates, Inc. "The area has many different potential pay zones, and is under-studied from a geological and geophysical perspective. We've been anxious to get started with an in-depth evaluation." Thomasson's next steps will be to devise a budget and solicit bids for additional geophysical studies. An interim and preliminary report is expected in about two month's time.

About Thomasson Partner Associates, Inc.

Thomasson  Partner  Associates,  Inc. has a seventeen-year  history of providing
high-quality  exploration  and  evaluation  targets  to  industry,   focused  on
high-impact projects with the potential to discover truly significant reserves.

About Sun River Energy, Inc.

Sun River Energy, Inc. is an independent energy company that engages in the exploration of oil and gas properties in North America.